Exhibit 99.1

Javelin Pharmaceuticals Reports Ereska (Intranasal Ketamine) Phase III Trial Results in Postoperative Orthopedic Pain

CAMBRIDGE, Mass., August 11, 2009 (BUSINESS WIRE) -- Javelin Pharmaceuticals, Inc. (NYSE Amex: JAV - News) today described its initial review of top line results from a Phase III study of Ereska™ (intranasal ketamine 30mg). This randomized, multicenter, double-blind, 1:1 placebo-controlled study assessed the safety and analgesic efficacy of repeated doses of Ereska over 6 hours in 259 patients with acute moderate-to-severe pain following orthopedic surgery.

The predefined primary outcome measure for this trial was the summary of pain intensity differences over a 6 hour period after initial drug dosing (SPID-6). The baseline- and site-adjusted means (plus or minus standard errors) for SPID-6 were 78.2 + 12.4 for the Ereska group and 47.9 + 12.3 for the placebo group, yielding a borderline P-value of 0.053.  (The standard for statistical significance in pivotal clinical trials is a P-value of 0.05 or less.) Having had only a brief period of time to review select data from the trial, our initial assessment is that a high degree of intersubject variability likely impacted the P-value of the primary endpoint. In addition, certain clinically relevant secondary endpoints that we have been able to review so far, including patient global evaluations, were statistically significant in favor of Ereska.

Ereska was generally well tolerated in the trial. Of particular note, the incidences of psychological side effects were equal to or less than 3% in subjects given Ereska and were typically mild and transient.

The Company will thoroughly examine all aspects of this trial. In a recent interaction with the FDA, prior to the availability of this trial’s initial data, the Division offered to review the results of this study.

”Low, subanesthetic doses of ketamine are increasingly described by pain specialists as a useful alternative for  pain control. The present trial provides additional valuable experience with intranasal ketamine for pain control. My colleagues and I will carefully review this data and the results of our earlier trials of Ereska as we proceed with the development of this novel product candidate,” stated Javelin’s Chief Medical Officer, Daniel B. Carr, MD.

About the Study

The study’s primary measure of efficacy was the Sum of Pain Intensity Differences over 0-6 hours in patients who received Ereska compared to those who received placebo (SPID-6). Pain intensity was recorded postoperatively just before treatment with Ereska or placebo. Pain intensity and pain relief were then recorded at 5, 10, 20, 30, 45 minutes and 1, 2, 3, 4, 5, and 6 hours after initiation of treatment.

Secondary measures of efficacy for the study included pain intensity differences (PID) at each scheduled evaluation time, pain relief at each scheduled evaluation time, the proportion of patients attaining meaningful (at least 30%) reduction in pain intensity, times to perceptible and meaningful pain relief, time to first administration of rescue medication and quantity of rescue medication consumed, and patient global evaluation of treatment.

About Ereska

Ketamine has been widely used for decades with well-recognized safety and effectiveness when given at high doses to induce and maintain general anesthesia. Javelin is developing Ereska, a proprietary formulation of ketamine, for intranasal delivery at doses well below those used for general anesthesia, as an analgesic for acute pain. Ketamine belongs to a nonopioid drug family known as NMDA receptor antagonists, that show potential as analgesics when given alone or to augment analgesia from opioids such as morphine. Javelin believes that Ereska may offer a safe, non opioid alternative for the treatment of moderate-to-severe acute pain.

Prior randomized, double-blind, placebo-controlled, phase II clinical studies of Ereska have demonstrated rapid, statistically significant relief of moderate-to-severe acute postoperative pain after dental surgery  and cancer breakthrough pain. These study results have been published in peer-reviewed journals (Christensen et al, Acute Pain 2007; 9: 183-192; and Carr et al, Pain 2004; 108: 17-27), and presented at meetings of the American Society for Clinical Pharmacology and Therapeutics, the American Society of Clinical Oncology, and in a plenary session of the Advanced Technology Application for Combat Casualty Care. The U.S. Department of Defense has supported the development of Ereska as a fast-acting, noninvasive alternative to morphine for treatment of combat-related injuries.

On June 4, 2008, Javelin was awarded a patent in the European Union that extends patent protection for ERESKA into 2023. European Patent No. 1 562 566 B1, entitled: "Analgesic Compositions Comprising NMDA Receptor Antagonists and Benzalkonium Chloride," offers broad protection in the major EU market countries (G5) as well as in over twenty additional Member States of the European Patent Convention. This new patent is the European counterpart to Javelin's U.S. Patent No. 7,273,889 that issued in September, 2007.

About Javelin

With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the acute pain management market. The Company has one marketed drug in the UK and three drug candidates in US Phase 3 clinical development. For additional information about Javelin, please visit the Company's website at http://www.javelinpharmaceuticals.com.

Forward Looking Statement

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made, including today’s initial study results. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

JAV-G

SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com

2